UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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MYR GROUP INC.
(Name of Registrant as Specified in Its Charter)

ENGINE CAPITAL MANAGEMENT, LLC
ENGINE CAPITAL, L.P.
ENGINE JET CAPITAL, L.P.
ENGINE AIRFLOW CAPITAL, LP
ENGINE INVESTMENTS, LLC
ENGINE INVESTMENTS II, LLC
ARNAUD AJDLER
GRANT G. MCCULLAGH
JOHN P. SCHAUERMAN

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Engine Capital, L.P., together with the other participants named herein (collectively, “Engine”), intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of its slate of director nominees at the upcoming 2016 annual meeting of stockholders of MYR Group Inc., a Delaware corporation.

On February 16, 2016, Engine issued the following press release:

ENGINE ISSUES STATEMENT IN RESPONSE TO MYR GROUP’S RECENT ANNOUNCEMENTS

Disappointed the Company Has Announced Reactive, Limited Changes That Do Little to Make Up for Years of Underperformance Rather Than Work in Good Faith with Engine to Reconstitute the Board and Seek to Maximize Shareholder Value

Continues to Believe the Best Way to Maximize Shareholder Value Is by Immediately Commencing a Broad Review of All Strategic Alternatives

NEW YORK, February 16, 2016 - Engine Capital, L.P. (together with its affiliates, “Engine”), one of the largest shareholders of MYR Group Inc. (“MYRG” or the “Company”), with ownership of approximately 4.6% of MYRG’s outstanding shares, today issued a statement in response to the Company’s announcements that it has increased the size of its share repurchase program and approved new financing strategies for its future equipment needs.  Engine also clarified its position with regard to the Company’s characterization of recent settlement discussions.

Arnaud Ajdler, managing member of Engine, stated: “The fact that it takes a proxy contest for this Board to start addressing in a very limited way some basic capital allocation issues is telling on how reactive and out of touch this Board is. We do not believe these superficial changes go nearly far enough to put the Company on the right path towards substantial value creation after many years of severe underperformance.  We believe the announced actions should have been part of a comprehensive strategic review to maximize value, rather than seemingly half-hearted measures that appear to have been designed to placate frustrated shareholders.  This Board and management team has had plenty of time to generate shareholder value and has failed miserably.  Under the leadership of current Chairman and CEO Bill Koertner, the Company has suffered dismal stock price performance since the Company went public almost 8 years ago. We find it troubling that the same Board that has overseen such abysmal performance for so long is now concerned that performing a market check ‘could compromise the Board’s ability to deliver to shareholders the full value for their investment.’ Shareholders should ask themselves whether the purpose of the announced actions is to maximize value for shareholders or just keep the status quo as long as possible for the benefit of an entrenched Board.  We continue to believe that a sale is likely to result in a valuation between 6 and 8x EBITDA, a multiple well above where MYRG has traded in the public market for the last few years. So why wouldn’t the Board want to perform a market check and provide shareholders an opportunity to get the full value for their investment?”

Mr. Ajdler continued, “We would also be remiss not to clarify our position with regard to our recent discussions with the Company.  The Company's characterization of our recent dialogue is incorrect and misleading. The Company gave us a 24 hour take-it-or-leave-it deadline to have one of our nominees join the Board if we agreed to stop our proxy contest in exchange for the Company's recently announced actions. In the spirit of trying to work constructively with the Company, we responded that we were willing to settle for 2 Board seats and the formation of a special committee to undertake a broad review of strategic alternatives. Unlike what the Company has stated, we never asked for a public announcement of a sale process. But we did ask for the formation of a special committee as we believe that Mr. Koertner is conflicted and is a roadblock to a potential sale. It made absolutely no sense to tie our hands and take off the pressure of our proxy contest in exchange for these new actions. Unfortunately, it appears that this is a Board that will need maximum pressure until the end to do the right thing for shareholders, and we are committed to seeing this through.”

ABOUT ENGINE CAPITAL

Engine Capital is a value-oriented special situations fund that invests both actively and passively in companies undergoing change.

Investor contact:
Engine Capital, L.P.
Arnaud Ajdler
(212) 321-0048
aajdler@enginecap.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Engine Capital, L.P. (“Engine Capital”), together with the other participants named herein (collectively, “Engine”), intends to file a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of director nominees at the 2016 annual meeting of stockholders of MYR Group Inc., a Delaware corporation (the “Company”).

ENGINE STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are Engine Capital, Engine Capital Management, LLC ("Engine Management"), Engine Jet Capital, L.P. ("Engine Jet"), Engine Airflow Capital, L.P. ("Engine Airflow"), Engine Investments, LLC ("Engine Investments"), Engine Investments II, LLC (“Engine Investments II”), Arnaud Ajdler, Grant G. McCullagh, and John P. Schauerman (collectively, the "Participants").

As of the date hereof, Engine Capital directly owned 384,905 shares of common stock, $0.01 par value (the "Common Stock"), of the Company.  As of the date hereof, Engine Jet directly owned 219,182 shares of Common Stock.   As of the date hereof, Engine Airflow directly owned 352,603 shares of Common Stock.  Engine Investments, as the general partner of each of Engine Capital and Engine Jet, may be deemed the beneficial owner of the 604,087 shares of Common Stock owned directly by Engine Capital and Engine Jet.  Engine Investments II, as the general partner of Engine Airflow, may be deemed the beneficial owner of the 352,603 shares of Common Stock owned directly by Engine Airflow. Engine Management, as the investment manager of each of Engine Capital, Engine Jet and Engine Airflow, may be deemed the beneficial owner of the 956,690 shares of Common Stock owned directly by Engine Capital, Engine Jet and Engine Airflow.   Mr. Ajdler, as the managing member of each of Engine Management, Engine Investments and Engine Investments II, may be deemed the beneficial owner of the 956,690 shares of Common Stock owned directly by Engine Capital, Engine Jet and Engine Airflow.  As of the date hereof, neither of Messrs. McCullagh nor Schauerman beneficially owned any shares of Common Stock.